UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 8, 2011

NORTHERN OIL AND GAS, INC.
(Exact name of Registrant as specified in its charter)

Minnesota	001-33999	95-3848122
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

315 Manitoba Avenue – Suite 200
Wayzata, Minnesota	55391
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code   (952) 476-9800

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement.

          On August 8, 2011, Northern Oil and Gas, Inc. (the “Company”) and Macquarie Bank Limited (“Macquarie”) entered into a Second Amended and Restated Credit Agreement (the “Restated Credit Agreement”) governing the Company’s revolving credit facility.

          The facility now provides that the aggregate maximum credit amount may be increased in the future to up to $500 million. The Restated Credit Agreement provides for an initial borrowing base of $150 million, subject to the aggregate maximum credit amount then in effect. Initially, the Restated Credit Agreement provides for an aggregate maximum credit amount of $25 million in principal amount of borrowings to be used as working capital for exploration and production operations.  Such aggregate maximum credit amount may be increased, subject to the conditions set forth in the Restated Credit Agreement, in increments of $20 million, but in no event to more than $500 million. One of the conditions to any such increase would be an additional commitment of such funds by Macquarie or another lender. Financing available under the facility is equal to the lesser of the aggregate maximum credit amount and the borrowing base.  The Company currently has no outstanding borrowings under the facility.

          The borrowing base of funds available to the Company will be redetermined semi-annually, and any increase requires consent of all the lenders.  The facility terminates on May 26, 2014.

          The Company has the option to designate the reference rate of interest for each specific borrowing under the facility as amounts are advanced.  Borrowings based upon the London interbank offering rate (“LIBOR”) will bear interest at a rate equal to LIBOR plus a spread ranging from 2.5% to 3.25%, depending on the percentage of borrowing base that is currently advanced.   Any borrowings not designated as being based upon LIBOR will bear interest at a rate equal to the greater of (a) the current prime rate published by the Wall Street Journal, or (b) the current one month LIBOR rate plus 1.0%, plus in either case a spread ranging from 2% to 2.5%, depending on the percentage of borrowing base that is currently advanced.  The Company has the option to designate either pricing mechanism.    Interest payments are due under the facility in arrears, in the case of a loan based on LIBOR on the last day of the specified interest period and in the case of all other loans on the last day of each March, June, September and December.  All outstanding principal is due and payable upon termination of the facility.

          The applicable interest rate increases under the facility and the lenders may accelerate payments under the facility, or call all obligations due under certain circumstances, upon an event of default.  The facility references various events constituting a default, including, but not limited to, failure to pay interest on any loan under the facility, any material violation of any representation or warranty under the Restated Credit Agreement, failure to observe or perform certain covenants, conditions or agreements under the Restated Credit Agreement, a change in control of the Company, default under any other material indebtedness of the Company, bankruptcy and similar proceedings and failure to pay disbursements from lines of credit issued under the facility.

          The facility continues to require that the Company enter into certain commodity swap agreements with Macquarie.

          All obligations of the Company under the facility and the swap agreements with Macquarie are secured by a first priority security interest in any and all assets of the Company.

          The Restated Credit Agreement is included as an exhibit to this Form 8-K.  The foregoing description of the material terms of the facility is qualified in its entirety by reference to the exhibit filed herewith.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

          The information set forth under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Second Amended and Restated Credit Agreement dated as of August 8, 2011 among Northern Oil and Gas, Inc., as Borrower, Macquarie Bank Limited, as Administrative Agent, and the Lenders party thereto.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 12, 2011	NORTHERN OIL AND GAS, INC.

	By	/s/ James R. Sankovitz
James R. Sankovitz
General Counsel and Chief Operating Officer